EXHIBIT 10.1

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into as of June 27, 2008, by and between:

APEX SILVER MINES LIMITED, an exempted company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands, British West Indies (“Apex Limited”), with its registered office at the offices of Walkers SPV Limited, P.O. Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies; and

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the laws of Japan (“Sumitomo”), with its headquarters at 1-8-11, Harumi, Chuo-ku Tokyo 104-8610, Japan.

Apex Limited and Sumitomo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Apex Silver Mines Sweden AB, a privat aktiebolag duly organized and validly existing under the laws of the Kingdom of Sweden, and an indirect wholly-owned subsidiary of Apex Limited (“Apex Sweden”) and Sumitomo entered into that certain Deferred Payments Agreement dated September 25, 2006 (the “Deferred Payments Agreement”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings ascribed thereto in the Deferred Payments Agreement.

B. Pursuant to Section 6.10(b) of the Deferred Payments Agreement, (i) Apex Sweden assigned its rights and obligations under the Deferred Payments Agreement to Apex Luxembourg S.a.r.l., a société à responsabilité limitée organized under the Laws of the Grand Duchy of Luxembourg and a direct wholly-owned subsidiary of Apex Limited (“Apex Luxembourg”), and (ii) Apex Luxembourg assigned its rights and obligations under the Deferred Payments Agreement to Apex Limited.

C. Apex Limited and Sumitomo desire to enter into this Agreement in order to terminate the Deferred Payments Agreement on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Deferred Payments Agreement. Subject to the receipt of amounts set forth in Section 2 and the other terms and conditions hereof, each Party agrees that Sumitomo’s obligation to pay and Apex Limited’s right to receive payments under the

Deferred Payments Agreement shall be deemed fully satisfied, duly discharged and shall terminate on and as of the date hereof. On the date that the last of (i) the Silver Adjustment Amount (if any), relating to the Quarterly Silver Payment for the quarter ended June 30, 2008, (ii) the Zinc Adjustment Amount (if any) relating to the Quarterly Zinc Payment for the quarter ended June 30, 2008 and (iii) the termination payment described in Section 2 below, shall have been paid in accordance with the terms of this Agreement (such date, the “Final Termination Date”), the Deferred Payments Agreement and all rights, obligations and liabilities of the Parties thereunder shall be deemed fully satisfied, duly discharged and shall terminate automatically and shall be of no further force or effect. The Confidentiality Agreement between Apex Limited and Sumitomo, dated September 8, 2005, shall survive the termination of the Deferred Payments Agreement and continue in full force and effect in accordance with its terms.

2. Termination Payment. On June 30, 2008 Sumitomo shall pay to Apex Limited US$70,000,000.00 (seventy million Dollars) by wire transfer of immediately available funds to an account specified in writing by Apex Limited to Sumitomo prior to the date thereof.

3. Second Quarter Payment. Notwithstanding the termination of the Deferred Payments Agreement pursuant to Section 1 hereof, Sumitomo hereby agrees to make the Quarterly Silver Payment and the Quarterly Zinc Payment for the quarter ended June 30, 2008 (together, the “Second Quarter Payment”) in accordance with the terms set forth in Article II and Article III, respectively, of the Deferred Payments Agreement. The Second Quarter Payment will be increased or decreased, as applicable, in accordance with Sections 2.5 and 3.3 of the Deferred Payments Agreement; provided, however, that, notwithstanding the last sentence of Section 2.5 and the last sentence of Section 3.3 of the Deferred Payments Agreement, if the Second Quarter Payment is increased, Sumitomo shall make payment of the Silver Adjustment Amount and/or the Zinc Adjustment Amount, as the case may be, promptly following receipt from Apex Limited of the Silver Payment Adjustment Notice and/or the Zinc Payment Adjustment Notice, as the case may be.

4. Release of Claims. Effective on the Final Termination Date, each Party (on their own behalf and on behalf of all of its Affiliates, subsidiaries, assigns and successors) fully, unconditionally and irrevocably releases each other Party and its respective officers, directors, agents, stockholders, partners, Affiliates, successors and assigns (“Released Parties”) from and against, and waives and relinquishes, any and all Losses arising, now or in the future, from or relating to the Deferred Payments Agreement (the “Released Claims”), other than any claim that a Party has breached the terms of this Agreement. Effective on the Final Termination Date, each Party irrevocably agrees to refrain from directly or indirectly asserting Litigation or commencing (or causing to be commenced) any Litigation against the Released Parties based upon or arising in connection with any Released Claim.

For the purposes of this Section:

(i)	“Losses” shall mean all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies, judgments or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights.

(ii)	“Litigation” shall mean any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

(iii)	“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

5. Necessary Authorizations. Each Party represents and warrants to the other Party that (i) it is duly organized, validly existing and, to the extent applicable in its jurisdiction of organization, in good standing, under the Laws of its jurisdiction of organization, (ii) it has all requisite corporate or other entity power and authority to enter into, and to perform its obligations under, this Agreement and all other agreements related to this transaction to which it is a party to (together, the “Transaction Documents”), (iii) the execution and delivery by it of the Transaction Documents, and the performance by it of its obligations under the Transaction Documents, have been duly authorized by all requisite corporate or other entity action, and (iv) the Transaction Documents have been duly executed and delivered by it, and assuming the due execution and delivery by each other party thereto, each Transaction Document constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally.

6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense. For the avoidance of doubt, Apex Limited shall pay any transfer, sales, capital gains taxes or any other tax liabilities whatsoever that it may incur as a result of the transaction contemplated hereby, and Sumitomo shall pay any transfer, sales, capital gains taxes or any other tax liabilities whatsoever that it may incur as a result of the transaction contemplated hereby.

7. No Right of Off-Set. All amounts required to be paid under this Agreement shall be paid in full and in a timely manner without assertion of any right of offset, counterclaim, withholding, deduction, right of cross-collateralization, or right of reduction on account of any obligations.

8. Entire Agreement. This Agreement contains, and is intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein and therein, and supersede and discharge any previous agreements and understandings between the Parties with respect to those matters, including, without limitation, the Letter of Intent dated May 30, 2008.

9. Governing Law; Language. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Section 5-1401 of the New York General Obligations Law, as applied to contracts made and performed within the State of New York, without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern. If any doubt, misunderstanding, or dispute arises in their interpretation, the English version shall govern.

10. Dispute Resolution. Any controversy, claim, or dispute between the Parties that arises out of or relates to this Agreement, including any claim or controversy relating to the interpretation, breach, termination, or invalidity of any provision hereof, shall be exclusively and finally settled pursuant to and in accordance with the Dispute Resolution Agreement.

11. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

12. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized overnight delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, except that notice of a change of address shall not be deemed given and received until actually received):

(a)	If to Apex Limited, to it at:

c/o Apex Silver Mines Corporation

1700 Lincoln Street, Suite 3050

Denver, Colorado 80203 U.S.A.

Attention: President

Telecopier: +1 (303) 839-5907

(b)	If to Sumitomo, to it at:

Sumitomo Corporation

8-11, Harumi, 1-chome,

Chuo-ku, Tokyo, 104-8610 Japan

Attention: General Manager, Non-Ferrous Metals

& Raw Materials Dept.

Telecopier: +81-3-5166-6423

13. Miscellaneous. The following provisions of the Deferred Payments Agreement are incorporated herein mutatis mutandis: Section 6.8 (Severability), 6.9 (Amendment; Waiver), 6.10 (Assignment and Binding Effect), 6.11 (No Benefit to Others), 6.12 (No Consequential Damages), 6.13 (Counterparts), 6.14 (Interpretation), and 6.15 (Rules of Construction).

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEX SILVER MINES LIMITED
By:	/s/ Donald B. Ratcliff
Name:	Donald B. Ratcliff
Title:	Vice President, Marketing and Risk Management
SUMITOMO CORPORATION
By:	/s/ Akira Takeuchi
Name:	Akira Takeuchi
Title:	Corporate Officer, General Manager, Mineral Resources Division No.1